Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the 26th day of November, 2012 (the “Effective Date”).

AMONG:

CLICKER INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 1111 Kane Concourse, Suite 304, Bay Harbor Islands, FL 33154 (“Employer");

AND

WILLIS “CHIP” ARNDT, an individual having an address at 4767 Alton Road, Miami Beach, FL 33140 (“Employee”).

WHEREAS, Employee has agreed to a position as an Employee of Employer, and Employer has agreed to hire Employee as such, pursuant to the terms and conditions of this Employment Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE 1
EMPLOYMENT

Employer hereby agrees to the employment of Employee as Interim Chief Executive Officer (CEO) and Employee hereby affirms and accepts such employment by Employer for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Board of Directors (the “Board”) of Employer and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by the Board, as Employer may from time to time reasonably require of him. Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Board.

ARTICLE 3
TERM

This Agreement shall begin effective as of the Effective Date and shall continue on a month-to-month basis until terminated by either party upon providing the other party with 30 days prior written notice (the "Term").

ARTICLE 4
COMPENSATION
Salary

4.1
Employer shall pay to Employee monthly a gross salary of Three Thousand Dollars ($3,000.00). All payments shall be made in monthly installments with the payroll practices of Employer for its senior executives.

Expense Reimbursement

4.2
Employer shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

ARTICLE 5
OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote a portion of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Provided that the activities listed below do not materially interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting time for:

(a)
Serving as an officer, director, member, founder, employee or consultant for any other business or activity which does not conflict with the business of the Employer as such may then be conducted by Employer from time to time;

(b)	Serving as a member of any organization involving no conflict of interest with Employer, provided that Employee must obtain the written consent of the Board;

(c)	Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Employer; and

(d)	Managing his personal investments or engaging in any other non-competing business

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1
Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include information in the public domain at the time of the disclosure of such information by Employee or information that is disclosed by Employee with the prior consent of the Board.

Documents

6.2
Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, not copied, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3
All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer’s work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4
During the Term, Employee will promptly disclose to the Board of Directors of Employer full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7
SURVIVAL

Employee agrees that the provisions of Articles 7 and 8 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 7 and 8 shall be of no further force or effect.

ARTICLE 8
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 8. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 9
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

ARTICLE 10
GENERAL PROVISIONS

No Waiver

10.1
No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.
Modification

10.2
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Law/Jurisdiction

10.3
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict-of-laws principles. Employer and Employee hereby consent to personal jurisdiction before all courts in the State of New York, and hereby acknowledge and agree that New York is and shall be the most proper forum to bring a complaint before a court of law.

Entire Agreement

10.4
This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein.

Severability

10.5
All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

Headings

10.6
The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

10.7
Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice with respect to same before executing this Agreement. Employee, in executing this Agreement, represents and warranties to Employer that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

No Assignment

10.8
Employee may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Employer.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Employer:

By:	/s/Dov Konetz .
Name: Dov Konetz
Title: Director

Employee:

By:	/s/Willis C. Arndt Jr.
Name: Willis “Chip” Arndt